Exhibit 99.1

                 NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, New York 11797. Tel. 1 516-677-0200 Fax. 1 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 1 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 1 516-677-0200 x1222

VEECO ANNOUNCES  THIRD QUARTER 2006 FINANCIAL RESULTS

WOODBURY, NY, October 23, 2006 — Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the third quarter ended September 30, 2006. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items.  Investors should refer to the attached table for further details of the reconciliation of GAAP operating income to earnings excluding certain items.

Third Quarter 2006 Highlights

•                  Veeco’s results are in-line with the Company’s October 9th pre-announcement.

•                  Revenue was $112.4 million, a 12% increase over the $100.1 million reported in the third quarter of 2005.

•                  Bookings were $114.8 million, up 36% from the $84.6 million reported in the third quarter of 2005.

•                  Earnings before interest, taxes, amortization, excluding certain charges (EBITA), were $10.2 million, up 23% from the third quarter of 2005.

•                  Net income was $4.5 million, or $0.14 per share (GAAP), compared to net income of $1.6 million, or $0.05 per share, last year.

•                  Excluding certain items, earnings per share were $0.19 compared to $0.14 last year.

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “Veeco’s third quarter results were impacted by the slowdown of our data storage customers’ production ramps, causing shipment delays from the third to fourth quarter. We expect continued adjustments in data storage capex purchases as our customers re-assess their production ramps and timing of new technology transition plans.”

Mr. Braun continued, “Data storage continues to be a 2006 year-over-year growth market for Veeco, with revenue up 13% through the nine months. Industry requirements for increased areal density and consumer electronic applications will drive future investment in perpendicular head technology, transition to smaller femto slider formats and conversion to larger wafer size. In addition, our revenue from the high-brightness light emitting diode (HB-LED)/wireless) market was up 34% for the first nine months of the year, as new consumer HB-LED applications emerge.  Year-to-date Veeco revenue increased 7% from 2005. Veeco continues to introduce new Process Equipment and Metrology products across all of our end markets.”

“Veeco’s third quarter orders of $114.8 million, while at the low end of our quarterly guidance, were up 36% over the third quarter of 2005, and included growth in all of Veeco’s major markets, notably up 99%

in HB-LED/wireless, up 35% in data storage, and up 26% in semiconductor, reflecting continued acceptance of new Veeco products,” continued Mr. Braun.

Mr. Braun added, “We are pleased that Veeco continues to deliver revenue and profit growth on a year-over-year basis in 2006.  For the first nine months of 2006, revenue increased 7%, orders are up 27%, and EBITA is up 50%.  In addition, operating income has more than doubled during the nine months and net income has increased to $7.3 million from a loss of $3.6 million last year.”

Third Quarter 2006 Summary

Veeco’s revenues for the third quarter of 2006 were $112.4 million, compared to $100.1 million in the third quarter of last year. Third quarter 2006 operating income was $5.0 million, compared with operating income of $4.2 million in the third quarter of 2005.  Veeco’s third quarter 2006 EBITA was $10.2 million, compared to $8.3 million in the third quarter of last year.  Third quarter net income was $4.5 million, or $0.14 per share, compared to net income of $1.6 million, or $0.05 per share, in the third quarter of 2005.  Excluding certain charges in 2006 and amortization in both periods, and using a 35% tax rate, third quarter 2006 earnings were $0.19 per share, compared to earnings per share of $0.14 in 2005.  Stock option expense is included in these 2006 amounts as required by SFAS 123R. Details of revenues and bookings appear in the following tables.

Q3 2006 Revenues

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$71.4	64%	Data Storage	40%	North America	36%
			Semiconductor	14%	Europe	13%
Metrology	41.0	36%	HB-LED/wireless	25%	Japan	7%
			Scientific Research	21%	APAC	44%
Total	$112.4	100%	Total	100%	Total	100%

Q3 2006 Bookings

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$74.8	65%	Data Storage	40%	North America	37%
			Semiconductor	12%	Europe	14%
Metrology	$40.0	35%	HB-LED/wireless	25%	Japan	12%
			Scientific Research	23%	APAC	37%
Total	$114.8	100%	Total	100%	Total	100%

Veeco’s third quarter book-to-bill ratio was 1.02 to 1.0.

First Nine Months 2006 Summary

Veeco’s revenues for the first nine months of 2006 were $317.9 million, compared to $297.3 million in the first nine months of 2005.  Operating income for the first nine months of 2006 was $12.2 million, compared to $4.4 million in the same period last year. Veeco’s nine month 2006 EBITA was $25.4 million, compared to $16.9 million in the first nine months of last year.  Net income for the first nine months of 2006 was $7.3 million, or $0.23 per share, compared to a net loss of ($3.6) million, or ($0.12) per share, last year.  Excluding amortization in both periods and certain charges and gains in 2006, and using a 35% tax rate, earnings per share for the first nine months of 2006 were $0.46 compared to earnings per share of $0.24 in the same period last year.  Stock option expense is included in these 2006 amounts as required by SFAS 123R. Details of revenues and bookings appear in the following tables.

First 9 Months 2006 Revenues

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$191.9	60%	Data Storage	44%	North America	33%
			Semiconductor	12%	Europe	15%
Metrology	$126.0	40%	HB-LED/wireless	19%	Japan	11%
			Scientific Research	25%	APAC	41%
Total	$317.9	100%	Total	100%	Total	100%

First 9 Months 2006 Bookings

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%
Process Equipment	$252.6	66%	Data Storage	49%	North America	34%
			Semiconductor	11%	Europe	11%
Metrology	$132.2	34%	HB-LED/wireless	21%	Japan	12%
			Scientific Research	19%	APAC	43%
Total	$384.8	100%	Total	100%	Total	100%

Veeco’s nine-month 2006 book-to bill ratio was 1.21 to 1.00.

Outlook

Veeco currently expects revenues to be between $120 and $124 million for the fourth quarter of 2006, with  fourth quarter earnings per share currently forecasted to be between $0.11-$0.17 on a GAAP basis and $0.18-$0.22 on a non-GAAP basis (excluding amortization of $4.0 million and using a 35% tax rate). Stock option expense is included in both of these forecasted amounts as required by SFAS 123R. Veeco currently expects that its fourth quarter 2006 bookings will be approximately $115 million, plus or minus 5%.

Mr. Braun commented, “Veeco remains aligned to important technology changes in data storage, semiconductor, LED/wireless and scientific research that will propel our growth.  Our R&D efforts are bringing exciting new technologies including Veeco’s new physical vapor deposition (PVD) and atomic layer deposition (ALD) equipment for the data storage market, next-generation metal organic chemical vapor deposition (MOCVD) for the HB-LED growth opportunity, and new metrology products in semiconductor, scientific research and life sciences.”

Veeco will host a conference call reviewing these results at 5:00PM ET today at 1 (800) 474-8920 (toll free) or 1 (719) 457-2727.  The call will be webcast live, on the Veeco website at www.veeco.com. A replay of the call will be available beginning at 8:00PM ET tonight through midnight on November 6, 2006 at 1 (888) 203-1112 (toll free) or 1 (719) 457-0820, passcode 4282840, or on www.veeco.com

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide data storage, semiconductor, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market conditions, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, future disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of volatility in end market conditions and the cyclical nature of the data storage, semiconductor, HB-LED/wireless and scientific research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2005, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

- financial tables attached -

Veeco Instruments Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Net sales	$112,369	$100,078	$317,922	$297,343
Cost of sales	64,513	55,816	178,585	172,123
Gross profit	47,856	44,262	139,337	125,220

Costs and expenses:
Selling, general and administrative expense	22,296	21,210	68,622	62,816
Research and development expense	15,716	14,388	45,554	45,075
Amortization expense	4,025	4,038	12,029	12,554
Write-off of purchased in-process technology	1,160	—	1,160	—
Other (income) expense, net	(310)	413	(243)	385

Operating income	4,969	4,213	12,215	4,390

Interest expense, net	1,056	1,815	3,583	5,920
Gain on extinguishment of debt	—	—	(330)	—

Income (loss) before income taxes and noncontrolling interest	3,913	2,398	8,962	(1,530)

Income tax provision	612	832	2,878	2,055
Noncontrolling interest	(1,207)	—	(1,207)	—
Net income (loss)	$4,508	$1,566	$7,291	$(3,585)

Income (loss) per common share:
Net income (loss) per common share	$0.15	$0.05	$0.24	$(0.12)
Diluted net income (loss) per common share	$0.14	$0.05	$0.23	$(0.12)

Weighted average shares outstanding	30,693	29,965	30,369	29,894
Diluted weighted average shares outstanding	31,393	30,360	31,100	29,894

Veeco Instruments Inc. and Subsidiaries
Reconciliation of operating income to earnings excluding certain items
(In thousands, except per share data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2006		2005	2006		2005

Operating income	$4,969		$4,213	$12,215		$4,390

Adjustments:

Write-off of purchased in-process technology	1,160	(1)	—	1,160	(1)	—

Amortization expense	4,025		4,038	12,029		12,554

Earnings before interest, income taxes and amortization, excluding certain items (“EBITA”)	10,154		8,251	25,404		16,944

Interest expense, net	1,056		1,815	3,583		5,920

Gain on extinguishment of debt	—		—	(330	)(2)	—

Adjustment to exclude gain on extinguishment of debt	—		—	330		—

Earnings excluding certain items before income taxes	9,098		6,436	21,821		11,024

Income tax provision at 35%	3,184		2,253	7,637		3,858

Earnings excluding certain items	$5,914		$4,183	$14,184		$7,166

Earnings excluding certain items per diluted share	$0.19		$0.14	$0.46		$0.24

Diluted weighted average shares outstanding	31,393		30,360	31,100		30,106

(1)  During 2006, the Company purchased a 19.9% interest in Fluens Corporation.  During the third quarter of 2006, the Company finalized its purchase accounting for Fluens determining that Fluens is a variable interest entity and the Company is its primary beneficiary as defined by FIN46(R).  As such, the Company has consolidated the results of Fluens’ operations from the acquisition date.  As part of that acquisition, the Company acquired $1.16 million of in-process technology, which was written off as of the acquisition date.

(2)  During the first quarter of 2006, the Company repurchased $20.0 million aggregate principal amount of its 4.125% convertible subordinated notes. As a result of this repurchase, the amount of convertible subordinated notes outstanding was reduced to $200.0 million, and the Company recorded a gain from the early extinguishment of debt in the amount of $0.6 million, offset by a $0.3 million proportionate reduction in the related deferred financing costs for a net gain of $0.3 million.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$126,565	$124,499
Accounts receivable, net	87,049	89,230
Inventories, net	104,689	88,904
Prepaid expenses and other current assets	13,107	9,640
Deferred income taxes	3,531	2,870
Total current assets	334,941	315,143

Property, plant and equipment, net	71,684	69,806
Goodwill	100,898	99,622
Other assets, net	73,016	83,289
Total assets	$580,539	$567,860

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,429	$31,289
Accrued expenses	51,617	51,169
Deferred profit	758	537
Income taxes payable	2,054	2,123
Current portion of long-term debt	393	375

Total current liabilities	91,251	85,493

Deferred income taxes	2,418	1,048
Long-term debt	208,907	229,205
Other non-current liabilities	3,097	3,527
Total non-current liabilities	214,422	233,780

Noncontrolling interest	1,793	—

Shareholders’ equity	273,073	248,587
Total liabilities and shareholders’ equity	$580,539	$567,860